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Exhibit 99.(a)(1)(A)

MONOLITHIC SYSTEM TECHNOLOGY, INC.
755 N. Mathilda Avenue
SUNNYVALE, CA 94085
(408) 731-1800

OFFER OF RESTRICTED STOCK UPON SURRENDER
FOR CANCELLATION OF OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK
GRANTED BEFORE APRIL 19, 2004
HAVING AN EXERCISE PRICE OF
$7.42 OR MORE PER SHARE

DECEMBER 14, 2005

MONOLITHIC SYSTEM TECHNOLOGY, INC.

OFFER OF RESTRICTED STOCK UPON SURRENDER FOR CANCELLATION OF OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK GRANTED BEFORE APRIL 19, 2004 HAVING AN EXERCISE PRICE OF $7.42 OR MORE PER SHARE DECEMBER 14, 2005

THE OFFER EXPIRES AT MIDNIGHT, PACIFIC TIME, ON
FRIDAY, JANUARY 13, 2006, UNLESS THE OFFER PERIOD IS EXTENDED

        Monolithic System Technology, Inc. ("MoSys" or the "Company") is offering its U.S. employees the opportunity to obtain shares of restricted stock by surrendering outstanding stock options with exercise prices of $7.42 or more per share, which were granted before April 19, 2004, for such shares.

        If you elect to participate in this offer, we will issue to you, upon the surrender for cancellation of your eligible stock options, restricted shares of our Common Stock. The number of restricted shares that you will receive will be equal to the number of shares underlying each cancelled stock option multiplied by the exchange ratio applicable to the option exercise price range set forth in the following table, rounded up to the nearest whole share:

Option Exercise Price per Share	Exchange Ratio
$7.42 to $7.53	0.2910
$7.54 to $7.63	0.2858
$7.64 to $7.96	0.2815
$7.97 to $8.40	0.2665
$8.41 to $8.57	0.2512
$8.58 to $8.98	0.2451
$8.99 to $9.51	0.2311
$9.52 to $9.80	0.2144
$9.81 to $9.99	0.2059
$10.00 to $10.37	0.2005
$10.38 to $10.64	0.1904
$10.65 to $10.99	0.1836
$11.00 to $11.95	0.1750
$11.96 to 15.68	0.1543
$15.69 and above	0.0981

        For example, if you hold an option to purchase 100 shares for $7.42 per share and you elect to participate in the offer, you will receive 30 restricted shares in exchange for that option. If you hold an option to purchase 100 shares for $15.69 per share and you elect to participate in the offer, you will receive 10 restricted shares in exchange for that option.

        The shares you receive will vest in three equal annual installments over the three-year period following January 13, 2006 (or a later date if the offer period is extended). However, under certain circumstances, vesting will be postponed (see Section 3 of this offer for a description of when vesting would be postponed). If your employment with MoSys terminates for any reason, any remaining unvested shares will be forfeited, except as otherwise provided under any written severance agreement you might have entered into with MoSys.

        Only U.S. employees of MoSys as of December 14, 2005, who continue to be employees through the offer termination date of January 13, 2006 (or a later date, if the offer period is extended), are eligible to participate in the offer. If you are on a personal leave of absence of six months or less in duration as of the offer termination date, you are eligible to participate in the offer. In addition, if you are currently on medical, maternity, worker's compensation, military or other statutorily protected leave of absence, you are eligible to participate in the offer. However, if you are on a personal leave of absence exceeding six months in duration or if you resign or receive a notice of termination at any time before the offer terminates, you are not eligible to participate in the offer. The non-employee members of our Board of Directors are not eligible to participate in the offer.

        You must tender either all of your eligible options (i.e., those options granted before April 19, 2004 having an exercise price of $7.42 or more per share) or none. You may not elect to surrender only a part of your eligible options. For example, if you hold an option granted in July 2001 with an exercise price of $11.00 per share and an option granted in May 2003 with an exercise price of $7.42 per share, you must surrender both options or neither option.

        We are making the offer upon the terms and subject to the conditions described in this offer, including the conditions described in Section 7 of this offer. We are not making the offer to, nor will we accept any tender of eligible options from or on behalf of, employees in any jurisdiction in which the offer or the acceptance of any tender of eligible options would not comply with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to eligible employees in any jurisdiction.

        Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether or not you should tender your eligible options for surrender and cancellation. You must make your own decision whether or not to tender your eligible options. You should carefully review this offer in its entirety before deciding whether to surrender your eligible options.

        Shares of our Common Stock are quoted on the Nasdaq National Market under the symbol "MOSY." On December 13, 2005, the closing price of our Common Stock as reported on The Nasdaq National Market was $5.62 per share.

        You should direct questions about the offer, requests for assistance in completing the related documents and requests for additional copies of this offer or related documents by sending an email to Nils Holgersson at nilsh@mosys.com or a facsimile at (408) 731-1893.

        This transaction has not been approved or disapproved by the Securities and Exchange Commission (the "SEC") nor has the SEC passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense. In the event of any conflict between this documentation and any applicable legislation, the legislation will take precedence. All references to tax consequences are for guidance only. We recommend that you consult with your tax advisor to determine the tax consequences of electing to participate in the offer.

IMPORTANT

        Whether or not you accept this offer, you must complete and sign the Election Form and deliver your Election Form to Nils Holgersson at MoSys or fax it to his attention at (408) 731-1893. Election Forms must be received before midnight, Pacific Time, on January 13, 2006 (or a later expiration date, if we extend the offer). Election Forms not received by MoSys by the offer termination date, even if sent by the offer termination date, will be disregarded. Please allow time for delivery when sending your Election Forms.

        If you accept the offer, the value of the restricted shares you will be receiving will be less than the value of the options you will be offering for surrender and cancellation based on the Black-Scholes or similar option pricing model and as determined by the independent valuation consultant assisting with this transaction. If the price of our Common Stock increases above the exercise price of your eligible options during the term of your eligible options, the value of the consideration you receive may be less than the value of the Common Stock you would have received upon exercise of your eligible options. Further, we cannot guarantee that the value of the Common Stock at the time it vests will be higher than or equal to the value of the Common Stock at the time you receive them. We believe, however, that because the Eligible Options are underwater, there is no required purchase price for the Restricted Common Shares and the electing participants will earn them by satisfying only the continued employment conditions, the Exchange Ratios are fair. In addition, in structuring the offer, we considered human resources, financial, tax and accounting impacts of the offer. We believe that the offer has been structured to take into account advantageous aspects of these factors.

        The sole consideration to be provided by you is the surrender of your eligible options. You will be able to sell your restricted shares of Common Stock on the stock market after they have vested. See Section 3 of this offer. MoSys and its Board of Directors recognize that the decision to accept or reject the offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors about your financial or tax situation. The information about the offer from MoSys is limited to the contents of this offer.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender your eligible options pursuant to the offer. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this document and the Tender Offer Statement filed with the SEC on December 14, 2005. If anyone makes any such recommendation or representation to you or gives you any such information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SUMMARY OF TERMS

        The following are answers to some of the questions that you may have about the offer to U.S. employees of Monolithic System Technology, Inc. (the "Offer") to receive restricted shares of Common Stock upon surrender for cancellation of outstanding options granted before April 19, 2004 that have exercise prices of $7.42 or more per share (the "Eligible Options"). We urge you to read carefully the remainder of this Offer and the accompanying documents, because the information in this summary is not complete. We have included references to the relevant sections of this Offer where you can find a more complete description of the topics in this summary.

Who can participate in the Offer?

        "Eligible Participants" are U.S. employees of MoSys as of December 14, 2005, who continue to be employees through January 13, 2006, or a later date if the Offer is extended (the "Offer Termination Date"). If you are on a personal leave of absence of six months or less in duration as of the Offer Termination Date, you are eligible to participate in the Offer. In addition, if you are currently on medical, maternity, worker's compensation, military or other statutorily protected leave of absence, you are also eligible to participate in the Offer. However, if you are on a personal leave of absence exceeding six months in duration or if you resign or receive a notice of termination at any time before the Offer Termination Date, you are not eligible to participate in the Offer. The non-employee members of our Board of Directors are not eligible to participate in the Offer. See Section 1 of this Offer.

What options are eligible for the Offer?

        We are offering to issue restricted shares of Common Stock to those who surrender their stock options granted before April 19, 2004 with exercise prices of $7.42 or more per share. Options issued under the 1996 Stock Plan and the Amended and Restated 2000 Stock Option and Equity Incentive Plan (respectively, the "1996 Plan" and the "2000 Plan," and collectively, the "Plans") are eligible for this exchange. You may elect to exchange either all or none of your Eligible Options if you are an Eligible Participant. Partial tenders of Eligible Options are not allowed.

Why is MoSys making the Offer?

        We have consistently viewed appropriate equity incentives as a key element of our employee compensation program. Many of our outstanding options have had, for an extended period of time, exercise prices that are significantly higher than the current market price of our Common Stock. We believe that this has adversely impacted our ability to retain valued employees. In addition, under FASB Statement No. 123R "Share-Based Payment" ("SFAS No. 123R"), which becomes effective for MoSys on January 1, 2006, we will be required to record compensation expense for all unvested options. In order to avoid recognizing this additional expense, on December 14, 2005, MoSys accelerated the vesting of all outstanding options granted prior to April 19, 2004with an exercise price greater than $7.42 per share. The 2000 Plan provides for the issuance of restricted shares of Common Stock upon terms determined by the compensation committee of the Board of Directors. Pursuant to this authority the Compensation Committee has determined that issuing new restricted shares of common stock upon surrender for cancellation of the Eligible Options will increase the incentive for Eligible Persons and reduce the potential diluted number of shares of common stock represented by the Eligible Options. See Section 2 of this Offer.

What consideration will I receive in exchange for the cancellation of an Eligible Option?

        If you elect to participate in this Offer pursuant to the terms of this Offer, we will issue to you, in exchange for the cancellation of your Eligible Options, restricted shares of our Common Stock (the

"Restricted Common Shares"). The number of Restricted Common Shares that you will receive will be equal to the number of shares underlying each of your Eligible Options multiplied by the applicable exchange ratio. The exchange ratios have been determined with the assistance of an independent valuation consultant. The applicable exchange ratio depends on the exercise price of your Eligible Options, as follows:

Option Exercise Price per Share	Exchange Ratio
$7.42 to $7.53	0.2910
$7.54 to $7.63	0.2858
$7.64 to $7.96	0.2815
$7.97 to $8.40	0.2665
$8.41 to $8.57	0.2512
$8.58 to $8.98	0.2451
$8.99 to $9.51	0.2311
$9.52 to $9.80	0.2144
$9.81 to $9.99	0.2059
$10.00 to $10.37	0.2005
$10.38 to $10.64	0.1904
$10.65 to $10.99	0.1836
$11.00 to $11.95	0.1750
$11.96 to 15.68	0.1543
$15.69 and above	0.0981

        If this calculation would result in the issuance of a fractional share of Common Stock, the number of Restricted Common Shares will be rounded up to the next whole number of shares.

How did MoSys determine the number of shares to be issued in exchange for the cancellation of each option?

        We retained an independent valuation consultant and an independent compensation advisor to assist us in evaluating and structuring the Offer. Among other things, the valuation consultant assessed the value of the Eligible Options and the Restricted Common Shares issuable in exchange for the cancellation of Eligible Options using a form of Black-Scholes or similar option-pricing model. Based upon the analyses performed by the independent valuation consultant, the Exchange Ratios that we have selected will result in the issuance to electing Eligible Participants of Restricted Common Shares with a value less than the value of the Eligible Options surrendered for such Shares. We believe, however, that because the Eligible Options are underwater, there is no required purchase price for the Restricted Common Shares and the electing participants will earn them by satisfying only the continued employment conditions, the Exchange Ratios are fair. In addition, in structuring the Offer, we considered human resources, financial, tax and accounting impacts of the Offer. We believe that the Offer has been structured to take into account advantageous aspects of these factors.

How and when will I receive my Restricted Common Shares?

        Promptly after the Offer Termination Date, we intend to issue the Restricted Common Shares in the name of the each participant. We will retain these shares in escrow until they vest in equal thirds on each of the next three anniversaries of the Offer Termination Date, subject to your continued employment by MoSys. See Section 3 of this Offer. We will release the vested shares to E*TRADE Financial, the "captive broker" for our employee stock option and employee stock purchase plans (the "Designated Broker"). The Designated Broker will deposit the Restricted Common Shares into your account. If you do not have an account with the Designated Broker, we will provide you with the information necessary to establish one prior to the Offer Termination Date. The Designated Broker will accept your instructions regarding disposition and transfer of the shares after they have been deposited into your account.

May I request to have my Restricted Common Shares delivered to a broker other than the Designated Broker?

        For administrative reasons, your vested Restricted Common Shares can only be delivered directly to the Designated Broker.

Are there conditions to the Offer?

        The Offer is subject to a number of conditions, which are described in Section 7 of this Offer. If any of these conditions exist, we may decide to reject the Eligible Options that you elect to exchange, or we may terminate or amend the Offer, or postpone our acceptance of any Eligible Options that you elect to exchange. A summary of these conditions is as follows:

  •
  if we are required to extend the Offer Termination Date beyond January 13, 2006;

  •
  if regulatory or legal actions threaten the validity or existence of, or our ability to complete, the Offer, or materially and adversely affect our business, condition (financial or other), income, operations or prospects;

  •
  if regulatory or legal actions or interpretations would cause the Offer to have adverse accounting consequences to us;

  •
  if trading of our common stock in the U.S. securities markets is suspended;

  •
  if a third party commences a merger with or acquisition of Mosys;

  •
  if we believe that a material change or changes in our business, condition (financial or other), assets, income, operations, prospects or stock ownership has occurred; or

  •
  if we believe the continuation and consummation of the Offer will materially adversely affect the Company.

What happens if I am an Eligible Participant on December 14, 2005, but I am not an Eligible Participant on the Offer Termination Date?

        If you elect to tender your Eligible Options and prior to the Offer Termination Date (a) you resign or your employment with Mosys terminates or (b) you receive notice of such termination, then none of your Eligible Options will be surrendered or cancelled and your Eligible Options will continue on their current terms. Participation in the Offer does not confer upon you the right to remain employed by Mosys.

Will I be eligible to receive future option grants if I exchange my Eligible Options?

        Regardless of whether you exchange your Eligible Options, you may be eligible to receive future option or restricted stock grants in accordance with our standard policies. Acceptance of the Offer does not affect your ability to receive any future option grants.

Will the Restricted Common Shares be subject to vesting?

        Yes. If your employment with Mosys terminates for any reason before all Restricted Common Shares have vested, the remaining unvested shares will be forfeited, except as otherwise provided under any written severance agreement that you might have entered into with Mosys. The Restricted

Common Shares will vest upon your completion of successive 12-month periods of active employment with Mosys, as follows:

Date	Aggregate Vested Portion
First completed 12-month period of active employment after the Closing Date (as defined in the Restricted Stock Agreement)	1/3
Second completed 12-month period of active employment after the Closing Date	2/3
Third completed 12-month period of active employment after the Closing Date	All

May I sell the Restricted Common Shares before they vest?

        No.

If I elect to exchange Eligible Options, do I have to exchange all of my Eligible Options or can I just exchange some of them?

        If you hold more than one Eligible Option, you must tender all or none. In addition, you may not tender part of an Eligible Option. However, if you hold an option with an exercise price of less than $7.42 per share (i.e., an option that is not an Eligible Option), then you may still tender all other options that qualify as Eligible Options.

Will I have to pay taxes when I receive Restricted Common Shares in the Offer?

        Generally, you will not recognize taxable income when you receive the Restricted Common Shares. However, you may make an election under Section 83(b) of the Internal Revenue Code to be taxed at the time of the award (see below). If you do not elect under Section 83(b) to recognize income at the time of the award, you will recognize taxable income at the time of vesting. The taxable income will be equal to the fair market value of the Restricted Common Shares when they vest. The taxable income will be subject to applicable tax withholding requirements. See also Section 12, below.

        You may elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year 2006 an amount equal to the fair market value of the Restricted Common Shares on the Offer Termination Date. The fair market value of the Restricted Common Shares will be determined as if the shares were not subject to forfeiture. If you make the Section 83(b) election, you will not recognize any additional income when the Restricted Common Shares vest, and any appreciation in the value of the Restricted Common Shares after the Offer Termination Date will not be taxed as compensation but instead will be taxed as a capital gain when the shares are sold or otherwise transferred. If you make a Section 83(b) election and the Restricted Common Shares are later forfeited or if their value subsequently decreases, you will not be entitled to a tax deduction or a refund of the tax already paid.

IMPORTANT

        The Section 83(b) election must be filed with the Internal Revenue Service within 30 days after the Offer Termination Date. The ordinary income resulting from the election will be subject to applicable tax withholding requirements. The election generally is not revocable and cannot be made after the 30-day period has expired. Depending on your personal tax situation, you may owe taxes on the Restricted Common Shares above and beyond the amounts withheld. Any failure to timely remit the proper amount of taxes may result in tax penalties, which will be your responsibility to pay.

        Before accepting the Offer and before making a Section 83(b) election covering Restricted Common Shares, we strongly recommend that you consult with your tax advisor to determine the tax consequences of electing to participate in the Offer under the laws of the country in which you live and work.

When does the Offer expire? Can the Offer be extended, and if so, how will I know if it is extended?

        The Offer expires on January 13, 2006, at midnight, Pacific Time, unless we extend it.

        Although we do not currently intend to do so, we may, in our discretion or as required, extend the Offer at any time. If we extend the Offer, we will announce the extension not later than midnight, Pacific Time, on January 13, 2006. See Section 1 of this Offer.

What do I need to do to surrender my Eligible Options?

        Whether or not you accept the Offer, you must make your election by following the directions set forth in Section 4 of this Offer and deliver your signed Election Form to Nils Holgersson at Mosys before the Offer Termination Date. Election Forms must be delivered to Nils Holgersson or sent by fax to his attention at (408) 731-1893.

        Election Forms must be received before midnight, Pacific Time, on January 13, 2006 (or a later expiration date if Mosys extends the Offer). Election Forms not received by Mosys by the Offer Termination Date, even if sent by the Offer Termination Date, will be disregarded. Please allow time for delivery when sending your Election Forms.

        If you elect to participate in the Offer, you must have an account with the Designated Broker, as we will deposit the Restricted Common Shares directly into that account as they vest. If you do not currently have an account with the Designated Broker, we will provide you with the information necessary to establish one prior to the Offer Termination Date. This account must remain open until all of your Restricted Common Shares have vested. Please note that there is currently no cost to you for maintaining an account with the Designated Broker, although this may change and there may be costs associated with effecting transactions out of that account.

        You should review this Offer, the Election Form and all of the related attachments before making your election.

During what period of time may I change my previous election?

        You may change your previous election at any time before midnight, Pacific Time, on January 13, 2006. If we extend the Offer beyond that time, you may change your previous election at any time until the extended Offer Termination Date. To change your election, please follow the directions set forth in Section 5 of this Offer.

        A Notice of Change in Election Form must be received before midnight, Pacific Time, on January 13, 2006 (or a later expiration date if Mosys extends the Offer). A Notice of Change in Election Form not received by Mosys by the Offer Termination Date will be disregarded. If you change your election from "reject" to "accept," you will also be required to fill out and deliver a new Election Form. You may change your election more than once. See Section 5 of this Offer.

What will happen to my Eligible Options if I do not accept the Offer?

        If you do not accept the Offer, you will keep all your current options and will not receive any Restricted Common Shares pursuant to the Offer. No changes will be made to your current options.

Under what circumstances would Mosys not accept my Eligible Options?

        We currently expect that we will accept promptly after the Offer Termination Date all Eligible Options that are properly submitted and received for surrender and cancellation and for which the election has not been validly withdrawn. We may, however, reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the Eligible

Options elected for exchange, or if certain conditions exist that, in our reasonable judgment, make it inadvisable to proceed with the Offer. See Sections 6 and 7 of this Offer.

Whom should I contact if I have questions about the Offer?

        You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of this Offer or related documents by sending an email to Nils Holgersson at nilsh@mosys.com.

THE OFFER

Material Risks of Participating in the Offer

        Participation in this Offer involves a number of potential risks, including the material risks described below. Eligible Participants should carefully consider these risks and are urged to speak with an investment and tax advisor as necessary before deciding whether or not to participate in this Offer. In addition, we strongly encourage you to read this Offer in its entirety and review the documents referred to in Section 17 of this Offer.

        If you accept the Offer, the value of the Restricted Common Shares you will be receiving will be less than the value of the Eligible Options you will be offering for surrender and cancellation.

        We retained an independent valuation consultant and an independent compensation advisor to assist us in evaluating and structuring the Offer. Among other things, the valuation consultant assessed the economic value of the Eligible Options and the Restricted Common Shares issuable in exchange for the cancellation of Eligible Options using a form of Black-Scholes or similar option-pricing model. Based upon the analyses performed by the independent valuation consultant, the Exchange Ratios determined by the Company will result in the issuance of Restricted Common Shares having value less than the valuation of the Eligible Options surrendered in exchange for such Shares.

        If our stock price increases after the date your Eligible Options are cancelled, your cancelled Eligible Options might have been worth more than the Restricted Common Shares that you receive upon surrender of the options.

        Although the market price of our Common Stock is currently lower than the exercise price of the Eligible Options you may tender in this Offer, the market price of our Common Stock may increase in the future. If you accept the Offer and the price of our Common Stock increases above the exercise price of your Eligible Options during the term of your Eligible Options, the value of the Restricted Common Shares may be less than the net amount you would have received upon exercise of your Eligible Options. Therefore, we cannot guarantee that the value of the Restricted Common Shares will be higher than what you would receive if you do not exchange your Eligible Options. Further, we cannot guarantee that the value of the Restricted Common Shares at the time they vest will be higher than or equal to the value of the Restricted Common Shares at the time you receive them.

        Mosys and its Board of Directors recognize that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer that is available from Mosys is limited solely to the information contained in this Offer.

1.     ELIGIBLE PARTICIPANTS; NUMBER OF OPTIONS; OFFER TERMINATION DATE

        "Eligible Participants" are U.S. employees of Mosys as of December 14, 2005, who continue to be employees through the Offer Termination Date. If you are on a personal leave of absence of six months or less in duration as of the Offer Termination Date, you are eligible to participate in the Offer. In addition, if you are currently on medical, maternity, worker's compensation, military or other statutorily protected leave of absence you are eligible to participate in the Offer. However, if you are on a personal leave of absence exceeding six months in duration or if you resign or receive a notice of termination at any time before the Offer Termination Date, you are not eligible to participate in the Offer. The non-employee members of our Board of Directors are not eligible to participate in the Offer.

        "Eligible Options" consist of options granted prior to April 19, 2004 with an exercise price per share of $7.42 or more that have been granted under the Plans.

        If you elect to participate in the Offer pursuant to the terms described in this Offer, we will issue Restricted Common Shares to you in exchange for the cancellation of your Eligible Options. The number of Restricted Common Shares that you will receive will be equal to the number of shares underlying each of your Eligible Options multiplied by the applicable exchange ratio. The applicable exchange ratio depends on the exercise price of your Eligible Option, as follows:

Option Exercise Price per Share	Exchange Ratio
$7.42 to $7.53	0.2910
$7.54 to $7.63	0.2858
$7.64 to $7.96	0.2815
$7.97 to $8.40	0.2665
$8.41 to $8.57	0.2512
$8.58 to $8.98	0.2451
$8.99 to $9.51	0.2311
$9.52 to $9.80	0.2144
$9.81 to $9.99	0.2059
$10.00 to $10.37	0.2005
$10.38 to $10.64	0.1904
$10.65 to $10.99	0.1836
$11.00 to $11.95	0.1750
$11.96 to 15.68	0.1543
$15.69 and above	0.0981

        If this calculation would result in the issuance of fractional shares of Common Stock, the number of Restricted Common Shares will be rounded up to the next whole number of shares.

        For example, if you elect to exchange an option to purchase 100 shares for $7.42 per share, you will receive 30 Restricted Common Shares in exchange for that option. If you elect to exchange an option to purchase 100 shares for $15.69 per share, you will receive 10 Restricted Common Shares in exchange for that option.

        The Restricted Common Shares will be subject to vesting, as further described in Section 3 of this Offer.

        An Eligible Option may only be tendered in its entirety. In addition, if you hold more than one Eligible Option, you must tender all or none of your Eligible Options.

        As of December 14, 2005, options to purchase 6,001,701 shares of Common Stock were outstanding under the Plans. These options had exercise prices between $1.00 and $15.69 per share. Options to purchase 1,781,092 shares of our Common Stock granted prior to April 19, 2004 had an exercise price of $7.42 or more, of which 1,276,429 shares are held by Eligible Participants. The shares of Common Stock issuable upon exercise of Eligible Options held by Eligible Participants represent approximately 21% of the total shares of Common Stock issuable upon exercise of all options outstanding under the Plans as of December 14, 2005. .

        Our offer is subject to the terms and conditions described in this Offer. We will only accept Eligible Options that are properly submitted for exchange and not validly withdrawn in accordance with Sections 4 and 5 of this Offer before it expires on the Offer Termination Date. We may, however, reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the Eligible Options elected for exchange or to the extent certain conditions described in this Offer exist that, in our reasonable judgment, make it inadvisable to proceed with the Offer. See Sections 6 and 7 of this Offer.

        The term "Offer Termination Date" for this Offer means midnight, Pacific Time, on January 13, 2006, unless and until we, in our discretion or as required, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer will remain open, the term "Offer Termination Date" will refer to the latest time and date at which the Offer expires. See Section 13 of this Offer for a description of our rights to extend, postpone, terminate and/or amend the Offer or to reject any Eligible Option that you elect to exchange.

        We will publish a notice if we decide to take any of the following actions:

  •
  increase or decrease what we will give you in exchange for your Eligible Options;

  •
  increase or decrease the number of Eligible Options that may be exchanged in the Offer; or

  •
  extend or terminate the Offer.

        If the Offer is scheduled to expire within 10 business days from the date we notify you of such an increase or decrease, we also intend to extend the Offer until 10 business days after the date the notice is published. If we elect to extend the Offer, the date when the Restricted Common Shares are issued would also change.

        A "business day" means any day other than a Saturday, Sunday or federal holiday in the United States and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

2.     PURPOSE AND STRUCTURE OF THE OFFER.

        We have consistently viewed appropriate equity incentives as a key element of our employee compensation program. We believe that appropriate equity incentives serve the following purposes:

  •
  to attract and retain highly qualified employees;

  •
  to create incentives for our employees to assist Mosys in achieving our corporate goals;

  •
  to reduce the amount of stock-based compensation expense we will be required to report under SFAS 123R; and

  •
  to reduce the number of diluted shares of Common Stock outstanding.

        Based upon the analyses performed by the independent valuation consultant using Black-Scholes or a similar option pricing model, the Exchange Ratios determined by the Company will result in the issuance to electing participants of Restricted Common Shares having a value less than the value of the Eligible Options surrendered for such Shares. We believe, however, that because the Eligible Options are underwater, there is no required purchase price for the Restricted Common Shares and participants will be able to earn them by satisfying only the continued employment conditions, the Exchange Ratios are fair. In addition, in structuring the Offer, we have considered human resources, financial, tax and accounting impacts of the Offer. We believe that the Offer has been structured to take into account advantageous aspects of these factors.

        We cannot guarantee that the value of the Restricted Common Shares at the time they vest will be higher than or equal to the value of the Restricted Common Shares at the time you receive them. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to surrender your Eligible Options.

3.     SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED COMMON SHARES.

Restricted Common Shares.

        The Restricted Common Shares to be issued upon surrender and cancellation of each Eligible Option that is tendered will be equal to the number of shares underlying that Eligible Option multiplied by the applicable exchange ratio, as described in Section 1 of this Offer. If this calculation would result in the issuance of fractional shares of Common Stock, the number of Restricted Common Shares will be rounded up to the next whole number of shares.

        If we receive and accept elections to exchange all Eligible Options outstanding held by Eligible Participants, we expect to grant surrender of approximately 284,000 Restricted Common Shares. See Section 10 of this Offer. Such number of Restricted Common Shares would equal approximately 1% of the total shares of our Common Stock outstanding as of December 14, 2005.

The Issuing Plan.

        The Restricted Common Shares will be issued under the 2000 Plan.

        The Restricted Common Shares will be subject to the terms and conditions of the 2000 Plan. The terms of the 2000 Plan permit us to issue the Restricted Common Shares to eligible employees upon terms determined and approved by the compensation committee of our Board of Directors. Additional information about the 2000 Plan may be found in the Summary and Prospectus for the 2000 Plan. Please contact Nils Holgersson at nilsh@mosys.com to request copies of the 2000 Plan. Copies will be provided promptly and at our expense. In addition, you may access these documents directly on our internal web site at www.@mosysinc.com.

Mosys Common Stock.

        Please review the materials we have filed with the SEC, including the documents listed in Section 17, for information regarding the terms of our Common Stock and a description of Mosys and its business and operations.

Vesting of Restricted Common Shares.

        If your employment with Mosys terminates for any reason before all Restricted Common Shares have vested, then the remaining unvested shares will be forfeited, except as otherwise provided under any written severance agreement you might have entered into with Mosys. One-third of your Restricted Common Shares will vest on the date on which you complete the first 12 months of active employment with Mosys from the Offer Termination Date. Thereafter, an additional one-third of the Restricted Common Shares will vest on the date on which you complete the second 12-month period of active employment from the Offer Termination Date. The rest of the Restricted Common Shares will vest on the first Available Trading Day that occurs on or after the date on which you complete the third 12-month period of active employment. No additional shares will vest after your employment has terminated for any reason.

        Until your Restricted Common Shares vest, you will not be able to sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of Restricted Common Shares. In addition, after your shares vest and can be sold you must comply with applicable securities laws and our Insider Trading Policy when you sell any Restricted Common Shares.

Tax Consequences.

        You should refer to Section 12 of this Offer for a discussion of the U.S. income tax consequences of the Restricted Common Shares and the Eligible Options, as well as the consequences of accepting or rejecting the Restricted Common Shares under this Offer.

Registration of Restricted Common Shares.

        All Restricted Common Shares issuable under this Offer have been registered under the Securities Act of 1933, as amended (the "Securities Act"), on one or more Registration Statements on Form S-8 filed with the SEC. We intend to maintain the effectiveness of these Registration Statements on a continuous basis, but in the event a Registration Statement applicable to your shares ceases to be effective at any time, you will not be able to sell your shares except pursuant to SEC Rule 144 or other available exemption from registration under the Securities Act.

4.     PROCEDURES FOR SURRENDERING ELIGIBLE OPTIONS FOR CANCELLATION.

        If you elect to participate in the Offer, you must have an account with the Designated Broker, as we will deposit the Restricted Common Shares directly into that account as they vest. If you do not currently have an account with the Designated Broker, we will provide you with the information necessary to set one up prior to the Offer Termination Date. This account must remain open until all Restricted Common Shares have vested. Please note that there is currently no cost to you in maintaining an account with the Designated Broker, although this may change and there will be costs associated with effecting transactions out of that account. Unvested shares will be retained in escrow by the Company in accordance with the terms of the Restricted Stock Agreement described below.

For All Eligible Participants.

        An Election Form (in the form attached as Exhibit 1) will be provided to you with this Offer. Complete the Election Form by checking the appropriate box and signing at the bottom of the Election Form. You must complete and sign an Election Form, whether or not you elect to exchange your Eligible Options. Once completed and signed, forward the Election Form to Nils Holgersson or fax the Form to his attention at (408) 731-1893. Please keep a confirmation of receipt of your facsimile transmittal of your Election Form for your record-keeping purposes. Within three business days after we receive your Election Form, you will receive an email confirmation evidencing such receipt. In the event that you do not receive an email confirmation that Mosys has received your Election Form, you must contact Nils Holgersson to ensure proper and timely submission of your Election Form. If you have any questions about submitting your Election Form, or if you do not receive confirmation of receipt, please contact Nils Holgersson or email him at nilsh@mosys.com. Election Forms must be received before midnight, Pacific Time, on January 13, 2006 (or a later expiration date if Mosys extends the Offer). Election Forms not received by Mosys by the Offer Termination Date will be disregarded.

        You do not need to return the Stock Option Agreements for your Eligible Options to effectively accept the Offer, as they will be cancelled automatically if Mosys accepts your Eligible Options for exchange. However, you may be required to return your Stock Option Agreements upon Mosys' request.

        To receive your Restricted Common Shares you will be required to sign and return to the Company the Restricted Stock Agreement, the form of which is attached as Exhibit 2. See discussion below.

        If we extend the Offer beyond the January 13, 2006 Offer Termination Date, then you must sign and deliver the Election Form before the extended Offer Termination Date. We may reject any Eligible Options to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the Eligible Options elected for exchange or to the extent certain conditions described in this Offer exist that, in our reasonable judgment, make it inadvisable to proceed with the Offer. See Sections 6 and 7 of this Offer. Although we may later extend, terminate or amend the Offer, we currently expect to accept all properly surrendered options promptly following the deadline of midnight, Pacific Time, on January 13, 2006 (or a later expiration date if Mosys extends the Offer). If you do not sign and deliver your Election Form before the Offer expires, it will have the same effect as if you rejected the Offer.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

        We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Notice of Change in Election Forms. Our determinations regarding these matters will be final and binding on all parties. We may reject any or all Election Forms, Notice of Change in Election Forms or surrendered Options to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept such Eligible Options or to the extent certain conditions described in this Offer exist that, in our reasonable judgment, make it inadvisable to proceed with the Offer. See Sections 6 and 7 of this Offer. We may waive any or all of the conditions of the Offer for all Eligible Participants. We may waive any defect or irregularity in any Election Form or Notice of Change in Election Form with respect to any particular Eligible Participant. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the Eligible Participants exchanging the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the election to exchange any Eligible Options, and no one will be liable for failing to give notice of any such defects or irregularities.

Restricted Stock Agreement.

        To receive your Restricted Common Shares you will be required to sign and return to the Company the Restricted Stock Agreement, the form of which is attached as Exhibit 2 to this Offer. The Restricted Stock Agreement provides that Mosys will automatically reacquire unvested Restricted Common Shares if you cease to be employed by the Company or serve as a director or consultant of the Company for any reason, or no reason, with or without cause, including involuntary termination, death or disability. The Restricted Common Shares will vest as follows:

Date	Vested Portion
First completed 12-month period of active employment after the Closing Date (as defined in the Restricted Stock Agreement)	1/3
Second completed 12-month period of active employment after the Closing Date	2/3
Third completed 12-month period of active employment after the Closing Date	All

        Pursuant to the terms of the Restricted Stock Agreement, your Restricted Common Shares will be held in escrow by MoSys until they vest. You will be required to sign joint escrow instructions with MoSys in order to authorize the escrow. Moreover, you will not be allowed to transfer any Restricted Common Shares that are unvested. If you are married or have a domestic partner, we will require your spouse's or domestic partner's consent to the terms of the Restricted Stock Agreement.

Our Acceptance Constitutes an Agreement.

        If you are not notified of a rejection and you receive notice of our acceptance for surrender and cancellation of your Eligible Options validly elected for surrender and not properly withdrawn, you may assume that your properly executed and delivered Election Form has been accepted. As soon as practicable, after we accept Eligible Options for surrender and cancellation, we will send each Eligible Participant who accepted the Offer an email confirming the Restricted Common Shares that we will issue to the Eligible Participant together with a Restricted Stock Agreement with respect to such Shares. If you elect to surrender your Eligible Options according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Options that are properly submitted and surrendered for cancellation will form a binding agreement between you and us on the terms and subject to the conditions of this Offer.

        Subject to our rights to extend, terminate, postpone and/or amend the Offer or to reject the Eligible Options you elect to surrender for cancellation, we currently expect that we will accept promptly after the Offer Termination Date all properly and timely made elections to surrender Eligible Options that have not been validly withdrawn.

5.     CHANGE IN ELECTION.

        You may only change your election by following the procedures described in this Section 5.

        You may change your election at any time before midnight, Pacific Time, on January 13, 2006. If we extend the Offer beyond that time, you may change your election at any time until the extended Offer Termination Date. Additionally, you may withdraw any Eligible Options you elected to surrender if, after 30 business days from the commencement of the Offer, we have not accepted your Eligible Options pursuant to the Offer. The 30th business day is January 30, 2006.

        Please note that you have been supplied with two different Notice of Change in Election Forms, one of which is to be used if you wish to reject the Offer after having accepted it and the other of which is to be used if you wish to accept the Offer after having rejected it. If you intend to change an election, it is important that you follow the procedures outlined below.

        To change your election, you must deliver a Notice of Change in Election Form, a copy of which is attached to this Offer as Exhibit 3, to Nils Holgersson at Mosys before midnight, Pacific Time, on January 13, 2006 (or a later expiration date if Mosys extends the Offer). The Notice of Change in Election Form must be delivered to Nils Holgersson or faxed to his attention at (408) 731-1893. Please keep a confirmation of receipt of your facsimile transmittal of your Notice of Change in Election Form for your record-keeping purposes. Within three business days, you will receive an email confirmation that Mosys has received your Notice of Change in Election Form. In the event that you do not receive an email confirmation that Mosys has received your Notice of Change in Election Form, you must contact Nils Holgersson to ensure proper and timely submission of your Notice of Change in Election Form.

        Notice of Change in Election Forms must be received before midnight, Pacific Time, on January 13, 2006 (or a later expiration date if Mosys extends the Offer). Notice of Change in Election Forms not received by Mosys by the Offer Termination Date, even if sent by the Offer Termination Date, will be disregarded. Please allow time for delivery when sending your Notice of Change in Election Form. The Notice of Change in Election Form must be signed by you, must have your name on it, and must clearly indicate whether you elect to accept or reject the Offer. Please note that if you previously elected to reject the Offer and wish to change your election and accept the Offer, you must also fill out and deliver a new Election Form along with the Notice of Change in Election. You may change your election more than once. The Notice of Change in Election Form and new Election Form (if applicable) may be sent via the process described above.

        Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Change in Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notice of Change in Election Forms. Our determinations regarding these matters will be final and binding.

6.     ACCEPTANCE OF OPTIONS FOR SURRENDER AND CANCELLATION; ISSUANCE OF SHARES.

        On the terms and subject to the conditions of this Offer and as promptly as reasonably practicable following the Offer Termination Date, we expect to accept for surrender and cancellation all Eligible Options properly elected for surrender and cancellation and not validly withdrawn before the Offer Termination Date. We will give you notice of our acceptance for surrender and cancellation of Eligible Options validly elected for surrender and cancellation and not properly withdrawn as of the Offer Termination Date. If you are not notified of a rejection and you receive notice of our acceptance for surrender and cancellation of Eligible Options, you may assume that your properly executed and delivered Election Forms have been accepted. Promptly after acceptance we will direct our transfer agent to record the Restricted Common Shares in your name by book entry. We will maintain custody and control of the shares pursuant to the escrow instruction, which are part of the Restricted Stock Agreement.

7.     CONDITIONS OF THE OFFER.

        Any other provision of the Offer notwithstanding, we will not be required to accept any Eligible Options that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance of any Eligible Options that you elect to exchange, in each case if at any time on or after December 14, 2005 and on or before January 13, 2006 (or a later expiration date if the Offer is extended), we determine that any event has occurred that, in our reasonable judgment, materially and adversely impacts us and makes it inadvisable for us to proceed with the Offer or to accept the Eligible Options that you elect to exchange. The conditions are as follows:

  •
  if we are required to extend the Offer Termination Date beyond January 13, 2006;

  •
  if any action or proceeding is pending or taken, or any approval is withheld, by any court or any government agency, authority, or tribunal, or any other person, domestic or foreign, which action or withholding, in our reasonable judgment, would:

  (a)
  challenge the making of the Offer or make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Restricted Common Shares or otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

  (b)
  delay or restrict our ability, or render us unable, to accept the Eligible Options for surrender and cancellation or to issue the Restricted Common Shares for some or all of the Eligible Options elected for exchange;

  (c)
  materially impair our ability to provide employees with compensation, by decreasing the value of the Restricted Common Shares or otherwise; or

  (d)
  materially and adversely affect our business, condition (financial or other), income, operations or prospects;

  •
  if regulatory or legal actions or interpretations would cause the Offer to have adverse accounting consequences to us;

  •
  if there is:

  (a)
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

  (b)
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  •
  if another person, entity or "group," within the meaning of Section 13(d)(3) of the Exchange Act publicly makes or proposes a tender or exchange offer for some or all of our Common Stock, or an offer to merge with or acquire us, or we learn that:

  (a)
  any person, entity or group has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before December 14, 2005; or

  (b)
  any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 disclosing, or made a public announcement, that it intends to acquire us or any of our assets or securities;

  •
  if any material adverse change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership; or

  •
  if we believe that the continuation or consummation of the Offer will materially adversely affect MoSys.

        The conditions to the Offer are for our benefit. We may assert the conditions to the Offer in our discretion before the Offer Termination Date, and we may waive the conditions to the Offer in accordance with applicable law at any time and from time to time before the Offer Termination Date, whether or not we waive any other condition to the Offer. Should we decide to waive any of the conditions to the Offer, we must do so before midnight, Pacific Time, on the Offer Termination Date (or a later expiration date if the Offer is extended).

        Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. However, once we choose to waive a particular right, we may not reassert that particular right again in this Offer. Any determination we make concerning the events described in this Section 7 will be final and binding on all Eligible Participants.

        We currently expect that we will accept promptly after the Offer Termination Date all Eligible Options that are properly submitted to be exchanged and have not been validly withdrawn prior to the Offer Termination Date.

        The Offer is not conditioned upon any financing arrangement or financing plan.

8.     PRICE RANGE OF COMMON STOCK.

        There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are shares of our Common Stock, which are quoted on The Nasdaq National Market under the symbol "MOSY." The following table shows, for the periods indicated, the high and low sale prices per share of our Common Stock as reported on The Nasdaq National Market (as adjusted for stock splits):

Fiscal Year	Quarter Ended or Ending	High	Low
2005	September 30, 2005	$5.58	$4.70
	June 30, 2005	$6.08	$5.01
	March 31, 2005	$6.31	$5.47
2004	December 31, 2004	$6.54	$4.13
	September 30, 2004	$7.38	$3.85
	June 30, 2004	$13.39	$6.56
	March 31, 2004	$13.39	$7.00
2003	December 31, 2003	$8.94	$6.65

        As of December 13, 2005, the last reported sale price of our Common Stock, as reported on the Nasdaq National Market, was $5.62 per share.

        We have never paid cash dividends on our Common Stock and do not expect to pay any such dividends in the foreseeable future.

9.     INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE OPTIONS.

        The directors and executive officers of Mosys and their positions and offices as of December 14, 2005, are set forth in the following table:

Name	Age	Position(s) Held With Mosys
Carl E. Berg	67	Director
Tommy Eng	47	Director
Chi-Ping Hsu	50	Director
Chenming Hu	57	Director
James D. Kupec	50	Director
Wingyu Leung	50	Director, Executive Vice President, Chief Technical Officer
Chester J. Silvestri	57	Director, Chief Executive Officer and President
Dhaval Ajmera	48	Vice President of Sales and Business Development

        The address of each director and executive officer is c/o Monolithic System Technology, 755 N. Mathilda Avenue, Sunnyvale, CA 94085, and the telephone number is (408) 731-1800.

        The biographies for directors and executive officers other than Messrs. Silvestri and Ajmera are included in the definitive Proxy Statement for our 2005 Annual Meeting of Stockholders, filed with the SEC on April 15, 2005, and incorporated by reference herein. The following biographical information is provided for Messrs. Silvestri and Ajmera:

        Chester J. Silvestri, Mr. Silvestri was appointed our Chief Executive Officer and a member of our board of directors on July 26, 2005. Mr. Silvestri has more than 25 years of experience in the semiconductor industry, beginning as a design engineer and progressing through R&D, marketing, sales and executive management positions. Mr. Silvestri held the position of Chief Executive Officer, President and a member of Board of Directors at Ceva, Inc., a provider of licensable digital signal processor (DSP) cores and platform-level IP, from June 2003 to May 2005 and also served as Chairman of Ceva's Board of Directors from February 2004 to May 2005. From January to May 2003, Mr. Silvestri was a private investor and previously, from 1999 to 2002, Mr. Silvestri held the position of Chief Executive Officer of Arcot Systems, a developer of credit card authentication software. Previously Mr. Silvestri held the position of chief operating officer of Tripath Technology, Inc., president of the Microelectronic Division of SUN Microsystems, Inc., and vice president and general manager of the Technology Licensing division of MIPS Computer Systems, Inc. Mr. Silvestri earned his bachelor of science and master of science degrees in electrical engineering from Michigan State University and his MBA from the Harvard Graduate School of Business.

        Dhaval Ajmera, Mr. Ajmera became our Vice President of Worldwide Sales and Business Development on October 3, 2005. Mr. Ajmera brings more than 23 years executive management experience in engineering, sales, marketing and business development at leading companies including Advanced Micro Devices, National Semiconductor, Sun Microsystems. Prior to joining the MoSys, Mr. Ajmera was Vice President of North American Sales at Ceva, Inc. from March 2004 to July 2005. Prior to that he was Vice President of World Wide Marketing and Sales for Emuzed, Inc., a multimedia solutions provider, from June 2002 through November 2003. Mr. Ajmera has a MSEE from University of Florida and BSEE from University of Bombay.

        As of December 14, 2005, our executive officers and non-employee directors (8 persons) as a group held outstanding options to purchase a total of 2,240,250 shares of our Common Stock under our equity incentive and stock option plans, including the Plans. This represented approximately 37% of the shares subject to all outstanding options under our equity incentive and stock option plans as of that date. Executive officers as a group, including employee directors, hold options to purchase 207,353 shares of our Common Stock that are eligible for exchange pursuant to the Offer. The non-employee members of our Board of Directors are not eligible to participate in the Offer. Wingyu Leung, our Executive Vice President, Chief Technology Officer and one of our directors has 207,353 shares subject to our Eligible Options, and if he elects to accept the Offer, he will be entitled to receive 43,510 shares of Restricted Common Stock upon the surrender of his Eligible Options.

        The following is, to the best of our knowledge, the only transaction that we, our directors, our executive officers or the affiliates of any of our directors or executive officers have engaged in that involved options to purchase our Common Stock or involved a purchase of our Common Stock during the 60 days prior to this Offer is the following:

  •
  on November 11, 2005, we granted an option to purchase 250,000 shares of our Common Stock at an exercise price of $6.19 per share to Wingyu Leung.

        There is no agreement, arrangement or understanding between us or, to the best of our knowledge, any of our directors or executive officers, and any other person for the purchase or acquisition from us of any of our securities, except for the following:

  •
  a plan for selling a portion of common stock in the manner described under Rule 10b5-1 of the Securities Exchange Act of 1934 entered by Wingyu Leung. This plan is non-discretionary and is administered by an independent brokerage firm. It provides for aggregate sales of 600,000 shares in blocks of 75,000 shares per months using a market not held order entered prior to market open on the first day of each month. Trading commenced on June 1, 2005, and thereafter, on the first day of each month through and including January 1, 2006. The duration of this plan is from May 20, 2005 to January 31, 2006.

  •
  rights to purchase shares of our Common Stock held by our employees pursuant to our employee stock purchase plan.

        The Company from time to time evaluates strategic acquisitions and will continue to do so in the future. The Company may issue its stock or pay cash in connection with such acquisitions. The Company may obtain cash for such acquisitions through a variety of means, including, without limitation, through the issuance of additional stock.

10.   ACCOUNTING CONSEQUENCES OF THE OFFER; STATUS OF OPTIONS SURRENDERED IN THE OFFER.

        Assuming all of the Eligible Options subject to this Offer are tendered, we anticipate that we will not incur any compensation expense as the issuance of Restricted Common Shares upon surrender of the Eligible Options does not generate any incremental value. As a result, this Offer has no impact on the face of the financial statements, however, requires disclosures in the footnotes in the quarter of the exchange, which is currently expected to be our fiscal quarter ending March 31, 2006.

        Eligible Options that were granted under the Plans and that we acquire in connection with the Offer will be cancelled. The shares of Common Stock subject to those Eligible Options will be returned to the pool of shares available for new grants under the 2000 Plan without further stockholder action, except as required by applicable law or the rules of The Nasdaq National Market or any other securities quotation system or any stock exchange on which our Common Stock is then quoted or listed.

11.   LEGAL MATTERS; REGULATORY APPROVALS.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is currently required for completion of the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business or delay in the Offer. Our obligation under the Offer to accept exchanged Eligible Options and to issue the Restricted Common Shares is subject to conditions, including the conditions described in Section 7 of this Offer.

12.   MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

        The following is a general summary of the material U.S. Federal Income Tax consequences of the exchange of Eligible Options under the Offer. Before accepting the Offer, we recommend that you consult with your tax advisor to determine the tax consequences of electing to participate in the Offer.

        This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Participants. If you are not a United States tax resident, this discussion is not applicable to you.

        Generally, you will not recognize taxable income when you receive the Restricted Common Shares. However, you may make an election under Section 83(b) of the Internal Revenue Code to be taxed at the time of the award (see below). If you do not elect under Section 83(b) to recognize income at the time of the award, you will recognize taxable income at the time of vesting. The taxable income will be equal to the fair market value of the restricted shares when they vest. The taxable income is subject to withholding of income, FICA and Medicare taxes and other applicable employment taxes. You will be responsible for the payment of withholding taxes imposed by law, which will be payable to Mosys in cash. In addition, we may set up a program whereby the Designated Broker will sell enough Restricted Common Shares from your account to generate the cash needed to pay your withholding taxes. By electing to participate in the Offer, you will agree that the Designated Broker may sell Restricted Common Shares from your account to the extent necessary to meet any withholding tax obligations imposed by law that you have not already paid for in cash.

        For example, assume that you receive 300 shares Restricted Common Shares in exchange for your Eligible Options. Assume further that our Common Stock is trading at $6.00 per share when each installment of Restricted Common Shares vests. (The vesting dates are the first, second, and third anniversaries of the Offer Termination Date, provided you are permitted to sell shares on those dates.) Therefore, you would have $600.00 of taxable income on each of the three vesting dates.

        You may elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year 2006 an amount equal to the fair market value of the Restricted Common Shares on the Offer Termination Date. The fair market value of the Restricted Common Shares will be determined as if the shares were not subject to forfeiture (i.e., were already fully vested). If you make the Section 83(b) election, then:

  •
  you will not recognize any additional income when the Restricted Common Shares vest;

  •
  any appreciation in the value of the Restricted Common Shares after the Offer Termination Date will not be taxed as compensation but instead will be taxed as a capital gain when the shares are sold or otherwise transferred; and

  •
  you will not be entitled to a tax deduction or a refund of the tax already paid if the Restricted Common Shares are later forfeited or if their value subsequently decreases.

        The Section 83(b) election must be filed with the Internal Revenue Service within 30 days after the Offer Termination Date. The ordinary income resulting from the election is subject to withholding of income, FICA and Medicare taxes and other applicable employment taxes. The election generally is not revocable and cannot be made after the 30-day period has expired.

        Depending on your personal tax situation, you may owe taxes on the Restricted Common Shares above and beyond the amounts withheld. Any failure to timely remit the proper amount of taxes may result in tax penalties, which will be your responsibility to pay.

13.   EXTENSION OF OFFER; TERMINATION; AMENDMENT.

        We expressly reserve the right, in our discretion, at any time and from time to time, to extend the period of time during which the Offer is open and delay accepting any options surrendered or exchanged by announcing the extension and giving oral or written notice of the extension to the Eligible Participants.

        We also expressly reserve the right, in our reasonable judgment, prior to the Offer Termination Date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any Eligible Options elected for exchange if any of the conditions specified in Section 7 of this Offer occur. In order to postpone the acceptance for cancellation of any Eligible Option, we must announce the postponement and give oral or written notice of the postponement to the Eligible Participants. Our right to delay the acceptance and cancellation of Eligible Options is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the exchanged options promptly after we terminate or withdraw the Offer.

        As long as we comply with applicable laws, we may amend the Offer in any way, including decreasing or increasing the number of Restricted Common Shares offered to Eligible Participants in the Offer or by decreasing or increasing the number of Eligible Options to be exchanged in the Offer. We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, we will issue the amendment no later than 11:59 p.m., Pacific Time, on the announced Offer Termination Date. Any announcement relating to the Offer will be sent promptly to Eligible Participants in a manner reasonably designed to inform Eligible Participants of the change.

        If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

  •
  increase or decrease what we will give you upon surrender of your Eligible Options;

  •
  increase or decrease the number of Eligible Options to be surrendered in the Offer; or

  •
  extend or terminate the Offer.

        If the Offer is scheduled to expire within 10 business days from the date we notify you of such an increase or decrease, we intend to extend the Offer until 10 business days after the date the notice is published.

14.   FEES AND EXPENSES.

        We will not pay any fees or commissions to any broker, dealer or other person for asking holders of Eligible Options to surrender such options pursuant to this Offer, nor will we pay any fees or commissions to any third party with respect to the subsequent sale of Restricted Common Shares.

15.   INFORMATION ABOUT MOSYS.

General.

        Our principal executive offices are located at 755 N. Mathilda, Sunnyvale, CA 94085, and our telephone number is (408) 731-1800. Our web site address is www.mosys.com. The information on our web site is not a part of this Offer.

        We design, develop, license and market memory technologies used by the semiconductor industry and electronic product manufacturers. We have developed a series of patented semiconductor memory technologies, called 1T-SRAM technologies, that offer a combination of high density, low power consumption and high speed at performance and cost levels that other available memory technologies do not match. We license this technology to companies that incorporate, or embed, memory on complex integrated circuits. We generate revenue from intellectual property licensing, which consists of licensing and royalty revenues. We have in the past also sold memory chips based on our IT-SRAM technologies.

        Information concerning our business, including our background, strategy, products, collaborative efforts, manufacturing, research and product development, competition, intellectual property and employees, was included in our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 16, 2005, and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005 filed with the SEC on May 10, 2005, August 9, 2005 and November 8, 2005 respectively, and is incorporated by reference herein. Our Annual and Quarterly Reports may be inspected at, and copies may be obtained from, the places and in the manner described in Section 17 ("Additional Information").

Financial.

        The following table should be read in conjunction with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included in our annual reports, quarterly reports and other information on file with the SEC. The consolidated statements of operations data for each of the three fiscal years in the period ended December 31, 2004, and the consolidated balance sheet data as of the end of each such fiscal year, are derived from our audited consolidated financial statements included in our Form 10-K filed on March 16, 2005. The consolidated statements of operations data for the nine months ended September 30, 2005 and 2004, and the consolidated balance sheet data as of September 30, 2005, are derived from our unaudited consolidated financial statements included in our Form 10-Q filed on November 8, 2005. Historical results are not necessarily indicative of the results to be expected in future periods.

	Year End December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues	$27,791	$19,233	$10,821	$9,601	$9,880

Gross profit	24,393	16,046	8,553	7,877	8,137

Operating expenses	12,192	15,173	22,012	18,344	11,799

Income (loss) from operations	12,201	873	(13,459)	(10,467)	(3,662)

Net income (loss)	12,367	2,508	(1,907)	504	(1,898)

Net income (loss) per share—basic	$0.41	$0.08	$(0.06)	$0.02	$(0.06)

Net income (loss) per share—diluted	$0.40	$0.08	$(0.06)	$0.02	$(0.06)

	Year End December 31,			Nine Months Ended September 30,
	2002	2003	2004	2005
Consolidated Balance Sheet Data:
Cash, cash equivalents, and short-term investments	$68,433	$41,365	$62,349	$64,110
Current assets	75,952	48,114	67,341	69,370
Current liabilities	4,739	3,688	4,806	4,239
Non-current assets	27,509	59,098	38,112	34,215
Long-term liabilities	25	13	239	228
Working capital	71,213	44,426	62,535	65,131
Total assets	103,461	107,212	105,453	103,585
Deferred Revenue	2,149	826	1,372	1,210
Total stockholders' equity	98,697	103,511	100,408	99,118

        The financial information included in our Annual Report on Form 10-K for the year ended December 31, 2004, and Quarterly Reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005 and September 30, 2005, is incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 17 ("Additional Information").

        We had a book value per share of $3.27 as of September 30, 2005.

        For the years ended December 2003 and 2004 and the nine months ended September 30, 2005, we had no fixed charges. Fixed charges consist of interest expense on all indebtedness and that portion of operating lease rental expense that is a reasonable approximation of the interest factor.

16.   FORWARD-LOOKING STATEMENTS; RISK FACTORS.

        This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. However, the safe harbors of Section 27A of the Securities Act and Section 21E of the Exchange Act do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in Section 17 of this document.

        In addition to those risks discussed in this Offer, information concerning risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2004, as amended, and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, and June 30, 2005 and September 30, 2005, is incorporated by reference herein. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our Common Stock could decline.

        Our Common Stock is listed for quotation on the Nasdaq National Market System.

17.   ADDITIONAL INFORMATION.

        We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer is a part, with respect to the Offer. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following other materials that we have filed with the SEC before making a decision on whether to accept the Offer:

        1.     Our Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 16, 2005, including all material incorporated by reference therein;

        2.     Our Definitive Proxy Statement on Schedule 14A, filed on April 15, 2005;

        3.     Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 10, 2005, including all material incorporated by reference therein;

        4.     Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed on August 9, 2005, including all material incorporated by reference therein;

        5.     Our quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed on November 8, 2005;

        6.     All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004, including all materials incorporated by reference therein; and

        7.     The description of our Common Stock contained in our Registration Statement on Form S-1/A, filed on June 26, 2001 (Commission File No. 333-43122).

        The SEC file number for these filings, other than as specifically noted above, is 000-26299. You may receive copies of these filings and other information, at prescribed rates, from the SEC by addressing written requests to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. In addition, you may read such reports, proxy and information statements, and other information at the public reference facilities at that address. Please call the SEC at 1.800.SEC.0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants such as Mosys, Inc. that file electronically with the SEC. The address of the SEC web site is http://www.sec.gov.

        We will also provide without charge to each person to whom we deliver a copy of this Offer, upon his or her written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to Nils Holgersson by sending an email to nilsh@mosys.com.

        As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

        The information contained in this Offer about Mosys should be read together with the information contained in the documents to which we have referred you.

18.   MISCELLANEOUS.

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good-faith effort to comply with the law. If, after a good-faith effort, we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the Eligible Participants residing in that jurisdiction.

        The Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Mosys is limited to this document.

        Monolithic System Technology, Inc.

        December 14, 2005

EXHIBIT 1

ELECTION FORM
Dated                        , 200

THE OFFER RIGHTS EXPIRE AT MIDNIGHT, PACIFIC TIME, ON
JANUARY 13, 2006, UNLESS EXTENDED

Participation Instructions:

        1.     Print this form, complete it, sign it and deliver it to Nils Holgersson or fax it to his attention at (408) 731-1893 as soon as possible, but in any event, not later than Midnight, Pacific Time, on January 13, 2006 (or a later expiration date if Mosys extends the offer).

        2.     Please keep a confirmation of receipt of your facsimile transmittal of this form for your record keeping purposes.

        3.     Ensure that you receive email confirmation of receipt from Mosys within three business days. Otherwise please contact Nils Holgersson to ensure timely submission of this form.

To Mosys, Inc.:

        I have received the Offer dated December 14, 2005 (the "Offer") relating to Mosys, Inc.'s ("Mosys") offer to surrender for cancellation certain options held by its U.S. employees (the "Offer"). I understand that my "Eligible Options" are only those options held by me that were granted prior to April 19, 2004 and have an exercise price equal to or greater than $7.42 per share, and that the Offer is only available to employees who qualify as "Eligible Participants" and who remain "Eligible Participants" through the Offer Termination Date.

Election

        ☐ I hereby elect to surrender/cancel all of my Eligible Options for cancellation according to the terms and conditions stated in the Offer and agree to sign and deliver the Restricted Stock Agreement required by Exhibit 2 of the Offer to Mosys.

        ☐ I do not accept the Offer to surrender all of my Eligible Options and receive Restricted Common Shares in accordance with the Offer. I understand that I will not receive any consideration for my Eligible Options and my Eligible Options will continue on their current terms.

        I hereby agree that, unless I revoke my election before midnight Pacific Time on January 13, 2006 (or a later expiration date if Mosys extends the Offer), my election will be irrevocable. If accepted by Mosys, such surrendered Eligible Options will be cancelled in their entirety on or after such date. I understand that the consideration for the cancellation of my Eligible Options will be in the form of Restricted Common Shares and the number of shares of Restricted Common Shares that I will receive will be determined as of the Offer Termination Date. I understand that I will receive my Restricted Common Shares after January 13, 2006. I agree to sign and deliver to the Company and to abide by the terms of the Restricted Stock Agreement, the form of which was attached as Exhibit 2 to the Offer.

        I further understand and agree that the tender of my Eligible Options will be for the full number of shares outstanding thereunder.

        I acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with Mosys (except on an at-will basis, unless otherwise required by local law). I agree that Mosys has made no representations or warranties to me regarding this Offer or the future value of Mosys stock, and that my participation in this Offer is at my own discretion.

        I AGREE THAT MOSYS SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN THIS OFFER.

Optionee Signature	Date
Email Address:

2

EXHIBIT 2

RESTRICTED STOCK AGREEMENT

        This RESTRICTED STOCK AGREEMENT (this "Agreement") is made and entered into as of            , 20    between MONOLITHIC SYSTEM TECHNOLOGY, INC., a Delaware corporation (the "Company"), and                         ("Employee").

R E C I T A L S:

        A.    The Company's Amended and Restated 2000 Stock Option and Equity Incentive Plan authorizes the sale and issuance of restricted shares of common stock upon terms and conditions determined by the compensation committee of the board of directors of the Company.

        B.    The shares of common stock subject to this Agreement are being offered and sold pursuant to an Offer of Restricted Stock upon Surrender for Cancellation of Outstanding Options to Purchase Common Stock Granted Before April 19, 2004 Having an Exercise Price of $7.42 or More Per Share, filed with the U.S. Securities and Exchange Commission on December 14, 2005 [and amended on                        ,            ]. (the "Offer").

        NOW, THEREFORE, in consideration of the mutual covenants exchanged, the parties agree as follows:

        1.    Exchange of Shares.

          (a)    Exchange of Shares.    The Company agrees to issue to Employee, and Employee agrees to accept from the Company,                         shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), upon surrender for cancellation of options [represented by option grant nos.            ,             , and            ] for the purchase of an aggregate of up to                        shares of Common Stock (collectively, the "Option Shares"). All of the Shares shall be subject to covenants, conditions and restrictions set forth in this Agreement.

          (b)    Closing and Delivery.    The issuance of the Shares and the cancellation of the Option Shares shall be effective immediately upon the expiration of the Exchange Offer (the "Closing Date"). As soon as practicable, the issuance of the Shares shall be recorded in book form as of the Closing Date and shall be subject to the custody and control of the Escrow Agent, as defined below, and after Shares vest, as provided in Section 2(b), the Company shall direct its transfer agent to deposit such Shares with the Designated Broker (as defined in the Offer).

          (c)    Rights as Stockholder.    Effective as of the Closing Date, Employee shall have all of the rights or privileges of a stockholder of the Company in respect of the Shares, including with respect to voting such Shares and receipt of dividends and distributions on such Shares. If any such dividends or distributions are paid in Shares of Company Common Stock, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares with respect to which they were paid.

        2.    Vesting Restriction.

          (a)    Shares Subject To Option To Reacquire.    Employee hereby grants to the Company the option to reacquire all or part of the grant of Shares set forth in Section 1(a), automatically upon the occurrence set forth in subsection (c), but only to the extent such Shares have not vested as provided in subsection (b).

          (b)    Vesting Dates.    The Shares shall vest as follows:

Date	Vested Portion
First completed 12-month period of active employment after the Closing Date	1/3
Second completed 12-month period of active employment after the Closing Date	2/3
Third completed 12-month period of active employment after the Closing Date	All

        Shares that have not vested are referred to herein as "Unvested Shares," and Shares which have vested are referred to herein as "Vested Shares." All Unvested Shares are forfeitable upon the conditions stated in subsection (c).

          (c)    Occurrence Permitting Reacquisition of Shares.    The Company may reacquire all Unvested Shares if during the term of this Agreement Employee shall cease to be employed by the Company (including a parent or subsidiary of the Company) or serve as a director or consultant of the Company (including a parent or subsidiary of the Company) for any reason, or no reason, with or without cause, including involuntary termination, death or disability. Upon the occurrence of such event, the Company shall automatically reacquire all Unvested Shares for surrender and cancellation by Employee effective upon notice to Employee and the Escrow Agent, as defined below, or Employee's permitted transferee or legal representative, as the case may be, within 90 days after the date thereof. Upon receipt of such notice, Employee shall (i) no longer have any rights with respect to the Unvested Shares so surrendered and canceled, and (ii) agrees to promptly deliver to the Company, for cancellation, all stock certificates or other documentation evidencing such Shares within the possession custody or control of Employee or any agent of Employee.

        3.    Adjustments.    If, from time to time during the term of this Agreement: (i) there is any stock dividend, distribution or dividend of cash or property, stock split, or other change in the character or amount of any of the outstanding securities of the Company; or (ii) there is any consolidation, merger or sale of all, or substantially all, of the assets of the Company; then in such event, any and all new, substituted or additional securities, cash or other property that Employee receives or to which Employee is entitled by reason of Employee's ownership of the Shares shall be immediately subject to the provisions of Section 2 and be included in the word "Shares" for all purposes with the same force and effect as the Shares presently subject to this Agreement.

        4.    Transfer Restrictions; Legends.

          (a)   Until the applicable Shares vest they shall not be sold, transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this award, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this award and the rights and privileges conferred hereby immediately shall become null and void.

          (b)    Endorsement on Certificates.    The certificates representing the Shares subject to this Agreement shall be endorsed with a legend substantially in the following form:

    THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OR SUCH HOLDER'S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. THE AGREEMENT MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE COMPANY DURING NORMAL BUSINESS HOURS.

    [THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT ARE HELD BY AN "AFFILIATE" OF THE COMPANY AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISTRIBUTION OF THESE SECURITIES MAY BE EFFECTED UNLESS THE SALE OR OTHER DISTRIBUTION IS EFFECTED PURSUANT TO RULE 144(e).] [FOR AFFILIATES OF THE COMPANY ONLY]

2

          (c)    Other Legends.    The certificates representing the Shares granted pursuant to this Agreement shall also be endorsed with any other legends required by the law or other applicable state blue sky laws.

          (d)    Stop-Transfer Notices.    Employee agrees that, in order to ensure compliance with the restrictions imposed on the Shares under this Agreement, the Company may issue appropriate "stop transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

          (e)    Refusal to Transfer.    The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred notwithstanding such purchaser's or transferee's lack of knowledge of such provisions.

          (f)    Termination of All Restrictions.    In the event the restrictions imposed by this Agreement shall be terminated, a new certificate or certificates representing the Shares shall be issued, on request, without the legends referred to in Sections 4(b) and 4(c).

          (g)    Securities Law Legends.    Any transfer or sale of the Shares is further subject to all restrictions on transfer imposed by state or federal securities laws. Accordingly, it is understood and agreed that the certificates representing the Shares shall bear any legends required by such state or federal securities laws.

        5.    Consent of Spouse/Domestic Partner.    If Employee is married on the date of this Agreement, Employee's spouse or domestic partner shall execute a Consent of Spouse/Domestic Partner in the form attached hereto as Attachment 1 hereto (a "Consent of Spouse"), effective on the date hereof. Such Consent of Spouse shall not be deemed to confer or convey to the spouse or domestic partner any rights in the Shares that do not otherwise exist by operation of law or by agreement of the parties. If Employee should marry or remarry subsequent to the date of this Agreement, Employee shall within 30 days thereafter obtain his or her new spouse or domestic partner's acknowledgment of and consent to the existence and binding effect of all restrictions contained in this Agreement by signing a Consent of Spouse.

        6.    Employee's Representations.    In connection with the Exchange, Employee hereby represents and warrants to the Company as follows:

          (a)    Offer.    Employee has reviewed the Offer and has read, understood and accepted the terms of the Exchange as described therein.

          (b)    Restricted Securities.    Employee understands and acknowledges that:

            (i)    the share certificate representing the Shares will be stamped with the legends specified in Section 4 hereof; and

            (ii)   the Company will make a notation in its records of the aforementioned restrictions on transfer and legends.

          (c)    Further Limitations on Disposition.    Without in any way limiting this or other representations set forth above, Employee further agrees that Employee shall in no event make any disposition of all or any portion of the Shares unless and until the Shares proposed to be transferred are no longer subject to reacquisition by the Company pursuant to Section 2, if still applicable at the time of the proposed transfer.

        7.    Escrow.    As security for Employee's faithful performance of the terms of this Agreement and to ensure the availability for delivery of Employee's Shares pursuant to Section 2(c), Employee agrees, by accepting the Offer and signing this Agreement, to deliver to and deposit with the Company's Corporate Controller, as Escrow Agent in this transaction (the "Escrow Agent"), two Stock Assignments

3

duly endorsed (with date and number of Shares blank) in the form attached hereto as Attachment 2 (the "Stock Assignment"), together with the certificate or certificates evidencing the Shares; which documents are to be held by the Escrow Agent pursuant to the Joint Escrow Instructions set forth in Attachment 3 (the "Joint Escrow Instructions"). The Joint Escrow Instructions shall be delivered to the Escrow Agent at any closing described under this Agreement.

        8.    Compliance With Income Tax Laws.    Employee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him or her any taxes required to be withheld by federal, state or local laws as a result of the issuance of the Shares to Employee. Furthermore, in the event of any determination that the Company has failed to withhold a sum sufficient to pay all withholding taxes due in connection with the issuance of the Shares to Employee, Employee agrees to pay the Company the amount of such deficiency in cash within five days after receiving notice from the Company to do so, whether or not Employee is an employee of the Company at that time.

        9.    Election Pursuant to Section 83(b) of Internal Revenue Code of 1986, as amended.    Employee shall be responsible for filing with the Internal Revenue Service an appropriate written notice of election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, if Employee wishes to make such an election. Employee shall notify the Company in writing if Employee files such an election (a form of which is attached hereto) within 30 days of the date of this Agreement. The Company intends, in the event it does not receive from Employee evidence of such filing, to claim a tax deduction for any amount which would otherwise be taxable to Employee in the absence of such an election. EMPLOYEE ACKNOWLEDGES THAT IT IS EMPLOYEE'S SOLE RESPONSIBILITY AND NOT THE COMPANY'S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF EMPLOYEE REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON EMPLOYEE'S BEHALF. EMPLOYEE FURTHER ACKNOWLEDGES THAT, IF HE OR SHE MAKES THE ELECTION UNDER SECTION 83(b), THE VALUE OF THE SHARES AT THE CLOSING DATE WILL HAVE TO BE REPORTED IN THE 83(b) ELECTION AND AS INCOME ON THE EMPLOYEE'S 2006 FEDERAL AND STATE INCOME TAX RETURNS.

        10.    Not Employment Rights.    Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a parent or subsidiary of the Company, to terminate Employee's employment relationship, for any reason, with or without cause. Employee understands and acknowledges that (i) his or her employment with the Company is for an unspecified duration and constitutes "at-will" employment, (ii) any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by the President of the Company, and (iii) his or her employment relationship with the Company may be terminated at any time, with or without cause or for any or no cause, at the option either of the Company or such Employee, with or without notice.

        11.    Governing Law.    This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, and construed and interpreted in accordance with the laws of California without giving effect to its principles of conflicts of laws.

        12.    Entire Agreement.    This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter of this Agreement and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in a writing signed by the parties to this Agreement. The failure by either party to enforce any of such party's rights under this Agreement shall not be construed as a waiver of any rights of such party in the absence of such party's signed written waiver.

        13.    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event the parties cannot reach a mutually agreeable and enforceable replacement for such provision, (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if

4

such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

        14.    Construction.    This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

        15.    Notices.    All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or on the day sent by electronic mail or facsimile transmission if a true and correct copy is sent the same day by first class mail, postage prepaid, by registered or certified mail or by dispatch by an internationally recognized express courier service. Notice sent solely by first class mail, postage prepaid, by registered or certified mail or by dispatch by an internationally recognized express courier service shall be deemed effectively given on the second day following the day sent. Each such notice or other communication shall be sent, (i) if to Employee, to his or her addresses and numbers set forth on the signature page of this Agreement and (ii) if to the Company, to its principal place of business, to the attention of its HR Generalist, or to such other address or facsimile number or electronic mail address, as the case may be, as the addressee may have designated by notice to the addressor.

        16.    Counterparts.    This Agreement may be executed counterparts.

        17.    Successors and Assigns.    The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company's successors and assigns. The rights and obligations of Employee under this Agreement may be assigned only with the prior written consent of the Company.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

MONOLITHIC SYSTEM TECHNOLOGY, INC.	EMPLOYEE
By:
Its:
Mailing Address:

Telephone:
Fax:
E-Mail

5

DESCRIPTION OF SECTION 83(b) ELECTION

        When an employee receives stock of his or her employer and the stock is forfeitable and not transferable until specified vesting requirements have been fulfilled ("unvested" stock), the employee's income tax consequences are determined under Section 83 of the Internal Revenue Code.

        The general rule of Section 83 is that the employee has a taxable event at the time the employer's repurchase right lapses (i.e., when the stock "vests"). At that time, the employee has ordinary income equal to the excess (the "delta") of the fair market value of the stock at the time of vesting over the price paid by the employee for the stock. If the stock has appreciated between the time of purchase and the time of vesting, the appreciation will be ordinary income to the employee (as will any delta that existed when the stock was purchased). The holding period of the stock commences when the stock vests and any subsequent appreciation will be capital gain. If the stock is held for more than one year from the vesting date any capital gain will be long term capital gain.

        This tax treatment may be viewed as undesirable for two reasons. First, the appreciation of the shares between the purchase date and the vesting date will be ordinary income to the employee. Ordinary income is taxed at federal rates up to 35%, while the maximum federal rate on long-term capital gain generally is 15%, but may be 10% or 5% under certain circumstances. Second, the taxable event that occurs on the vesting date may not coincide with a liquidity event, such as the sale of the corporation. In the absence of a liquidity event, the employee may have a taxable event but no cash with which to pay the taxes.

        Pursuant to Section 83(b) of the Internal Revenue Code an employee who receives unvested stock may elect to be taxed at the time the stock is purchased. If the Section 83(b) election is made, the employee will have ordinary income equal to the delta at the time of purchase (rather than at the time the stock vests). If the purchase price is equal to fair market value at the time of purchase (i.e., the delta is zero), there is no income and, consequently, no tax. The holding period commences at the date of purchase and any subsequent appreciation will be capital gain. If the one-year holding period is satisfied, all of the gain will be long term capital gain. Thus, the Section 83(b) election can result in all of the employee's gain being capital gain and no tax being due until the stock is sold by the employee.

        The Section 83(b) election must be filed by the employee and it must be filed with the Internal Revenue Service Center where the employee files his or her income tax returns. The election must be filed not later than 30 days after the stock is purchased or otherwise transferred to the employee. There is no relief for failing to timely file the election. A copy of the election must be provided to the employer and a copy must be included with the employee's tax return for the taxable year in which the stock is purchased. The Section 83(b) election must be filed even if the purchase price is equal to the fair market value of the stock at time of purchase (i.e., even if the delta is zero).

        NOTE:    The foregoing is not a complete or thorough discussion of income and other tax consequences of the employee's purchase of stock and the Company is not hereby rendering any such advice. Employees are strongly urged to consult their own tax advisors. Stock acquired from the exercise of stock options may subject the employee to additional and different income and tax consequences, none of which are discussed above.

ELECTION UNDER SECTION 83(b)
OF THE INTERNAL REVENUE CODE OF 1986

        The undersigned taxpayer hereby elects, pursuant to Sections 55 and 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), to include in taxpayer's gross income or alternative minimum taxable income (to the extent applicable under Section 83), as applicable, for the current taxable year, the amount of any income that may be taxable to taxpayer in connection with taxpayer's receipt of the property described below:

1.	The name, address, taxpayer identification number and taxable year of the undersigned are as follows:
NAME OF TAXPAYER:
NAME OF TAXPAYER'S SPOUSE/DOMESTIC PARTNER:
ADDRESS:
TAXPAYER IDENTIFICATION NO.:
SPOUSE/DOMESTIC PARTNER IDENTIFICATION NO.:
TAXABLE YEAR:
2.	The property with respect to which the election is made is described as follows:
shares of the Monolithic System Technology, Inc. (the "Company") received pursuant to a Restricted Stock Agreement, dated , 20 , between the Company and the taxpayer (the "Agreement").
3.	The date on which the property was transferred is:	, 20
4.	The property is subject to the following restrictions:

The shares are subject to forfeiture and acquisition by the Company, or its successor or assignee, if the taxpayer ceases to be employed by the Company (including a parent or subsidiary of the Company) or serve as a director or consultant of the Company (including a parent or subsidiary of the Company) for any reason, or no reason, with or without cause, including involuntary termination, death or disability, which right lapses over time as to one-third of the total shares granted on and one-third of the remaining shares granted on the last day of each successive year after .

5.	The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is:
6.	The amount (if any) paid for such property:

        The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned's receipt of the above-described property. The transferee of such property is the person performing the services in connection with the transfer of said property.

        The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated:
The undersigned spouse/domestic partner of taxpayer joins in this election.
Dated:
Spouse/Domestic Partner of Taxpayer

Attachment 1

to Restricted Stock Agreement

CONSENT OF SPOUSE/DOMESTIC PARTNER

        I,                        , [spouse/domestic partner] of                        acknowledge that I have read the Restricted Stock Agreement dated as of                             , 20    , to which this Consent is attached as Attachment 1 (the "Agreement") and that I know its contents. I am aware that by its provisions (a) Monolithic System Technology, Inc. (the "Company") has the option to reacquire certain Shares of the Company which my [spouse/domestic partner] owns pursuant to the Agreement including any interest I might have therein, if my [spouse/domestic partner] shall cease to be employed by the Company (including a parent or subsidiary of the Company) or serve as a director or consultant of the Company (including a parent or subsidiary of the Company) for any reason, or no reason, with or without cause, including involuntary termination, death or disability; and (b) certain other restrictions are imposed upon the sale or other disposition of the Shares.

        I agree that my interest, if any, in the Shares subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in the Shares shall be similarly bound by the Agreement.

        I agree to the option to reacquire described in Section 2 of the Agreement and I hereby consent to any transfer of the Shares in accordance with the provisions of the Agreement.

        I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated as of	, 20	.
Spouse/Domestic Partner
Print Name

Attachment 2

to Restricted Stock Agreement

ASSIGNMENT SEPARATE FROM CERTIFICATE

        FOR VALUE RECEIVED,                        hereby sells, assigns and transfers unto                        ,                         (            ) shares of the Common Stock of Monolithic System Technology, Inc., a Delaware corporation, standing in the undersigned's name on the books of said corporation represented by book entry lot No.            or Certificate No.                        , and does hereby irrevocably constitute and appoint said corporation as the undersigned's agent and attorney-in-fact to transfer the said stock on the books of the said corporation with full power of substitution in the premises.

Dated:

ASSIGNMENT SEPARATE FROM CERTIFICATE

        FOR VALUE RECEIVED,                        hereby sells, assigns and transfers unto                        ,                         (            ) shares of the Common Stock of Monolithic System Technology, Inc., a Delaware corporation, standing in the undersigned's name on the books of said corporation represented by book entry lot No.                        or Certificate No.                        , and does hereby irrevocably constitute and appoint said corporation as the undersigned's agent and attorney-in-fact to transfer the said stock on the books of the said corporation with full power of substitution in the premises.

Dated:

Attachment 3

to Restricted Stock Agreement

JOINT ESCROW INSTRUCTIONS

                        , 20

Yoshiko Ribar, Corporate Controller
Monolithic System Technology, Inc.
755 N. Mathilda Ave.
Sunnyvale, CA 94085

Dear Escrow Agent:

        As Escrow Agent for both Monolithic System Technology, Inc., a Delaware corporation (the "Company"), and «name», the undersigned acquiror of common stock (the "Shares") of the Company (the "Employee"), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Restricted Stock Agreement (the "Agreement"), dated as of the date hereof, to which a copy of these Joint Escrow Instructions is attached as Attachment 3, in accordance with the following instructions:

        1.     In the event the Company and/or any assignee of the Company (referred to collectively for convenience herein as the "Company") shall reacquire the Shares pursuant to Section 2(c) of the Agreement, the Company shall give to Employee and you a written notice specifying the number of Shares reacquired.

        2.     Promptly after receipt of such notice, you are directed (a) to date the stock assignments necessary for the transfer in question, (b) to fill in the number of Shares being transferred, and (c) to deliver same, together with the certificates evidencing the Shares to be transferred, to the Company.

        3.     Employee irrevocably authorizes the Company to deposit with you any certificates evidencing the Shares to be held by you hereunder and any additions and substitutions to said Shares as defined in the Agreement. Employee does hereby irrevocably constitute and appoint you as his attorney-in-fact and agent for the term of this escrow to execute with respect to such securities all stock certificates, stock assignments, or other documents necessary or appropriate to make such securities negotiable and complete any transaction herein contemplated. Subject to the provisions of this Section 3, Employee shall exercise all rights and privileges of a stockholder of the Company while the Shares are held by you.

        4.     This escrow shall terminate at such time as the Shares have vested according to Section 2(a) of the Agreement.

        5.     If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to Employee, you shall deliver all of same to Employee and shall be discharged of all further obligations hereunder.

        6.     Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

        7.     You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Employee while acting in good faith and in the exercise of your own good judgment, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

        8.     You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or company, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person, firm or company by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

        9.     You shall not be liable in any respect on account of any failure to confirm the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

        10.   You shall not be liable for the outlawing of any rights under the Statute of Limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

        11.   You shall be entitled to employ such legal counsel and other experts as you may deem necessary or proper to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefore.

        12.   If you reasonably require other or further instructions in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

        13.   It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or rights of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree, or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

        14.   All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or on the day sent by electronic mail or facsimile transmission if a true and correct copy is sent the same day by first class mail, postage prepaid, by registered or certified mail or by dispatch by an internationally recognized express courier service. Notice sent solely by first class mail, postage prepaid, by registered or certified mail or by dispatch by an internationally recognized express courier service shall be deemed effectively given on the second day following the day sent. Each such notice or other communication shall be sent to the addresses and numbers set forth below, or to such other address or facsimile number or electronic mail address, as the case may be, as the addressee may have designated by notice to the addressor.

Company:	Monolithic System Technology, Inc. 755 N. Mathilda Avenue Sunnyvale, CA 94085 Attention: Nils Holgersson Telephone: (408) 731-1800 Facsimile: (408) 731-1893
Employee:

Telephone:
Facsimile:
E-Mail:
Escrow Agent:	Yoshiko Ribar, Corporate Controller 755 N. Mathilda Avenue Sunnyvale, CA 94085
	Telephone:	(408) 731-1800
	Facsimile:	(408) 721-1893

        15.   By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.

        16.   This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

        17.   This instrument may be executed in counterparts and shall be governed by the laws of Delaware.

Company:	MONOLITHIC SYSTEM TECHNOLOGY, INC.
By:

Escrow Agent:
By:

Employee:	By:

EXHIBIT 3

NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT

        If you previously elected to accept Mosys, Inc.'s ("Mosys") Offer to issue Restricted Common Shares upon surrender for cancellation of certain options held by its U.S. employees and you would like to change your election and reject the Offer, you must sign this Notice and deliver it to Nils Holgersson or fax the Notice to his attention at (408) 731-1893 before midnight, Pacific Time, on January 13, 2006, unless the Offer is extended. If you have questions regarding the process for returning this Notice, please send an email to nilsh@mosys.com.

To Mosys:

        I previously received a copy of the Offer (dated December 14, 2005), including all of its attachments, the cover letter and an Election Form. I signed and returned the Election Form, in which I elected to accept Mosys' Offer to surrender my Eligible Options (the "Offer"). I now wish to change that election and reject Mosys' Offer to receive Restricted Common Shares upon surrender of all of my Eligible Options. I understand that by signing this Notice and delivering it pursuant to the instructions above, I will be able to withdraw my election to participate in the Offer, and reject the Offer instead.

        I understand that in order to reject the Offer, I must sign and deliver this Notice to Nils Holgersson or fax the Notice at (408) 731-1893 before midnight, Pacific Time, on January 13, 2006, or if Mosys extends the deadline to surrender Eligible Options, before the extended expiration of the Offer.

        By rejecting the Offer, I understand that I will not receive any Restricted Common Shares, and I will keep all of my Eligible Options. These options will continue to be governed by the stock option plan under which they were granted and the existing option agreements between Mosys and me.

        I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.

        I do not accept the Offer to receive Restricted Common Shares upon surrender of my Eligible Options.

Optionee Signature	Date
Name (Please print)	Employee ID
Email Address:

NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT

        If you previously elected to reject Mosys, Inc.'s ("Mosys") Offer to issue Restricted Common Shares upon surrender for cancellation of certain options held by its U.S. employees and you would like to change your election and accept the Offer, you must sign (i) this Notice and (ii) a new Election Form and send both to Nils Holgersson or fax the Notice and the Form to his attention at (408) 731-1893 before midnight, Pacific Time, on January 13, 2006, unless the Offer is extended. If you have questions regarding the process for returning this Notice, please send an email to nilsh@Mosys.com.

To Mosys:

        I previously received a copy of the Offer (dated                            , 2005), including all of its attachments, the cover letter and an Election Form. I signed and returned the Election Form, in which I elected to reject Mosys' Offer to surrender my Eligible Options (the "Offer"). I now wish to change that election, and accept Mosys' Offer to receive Restricted Common Shares upon surrender of all of my Eligible Options. I understand that by signing this Notice and a new Election Form and delivering both forms pursuant to the instructions above, I will be able to withdraw my rejection of the Offer and accept the Offer instead.

        I understand that in order to accept the Offer, I must sign and deliver this Notice and a new Election Form to Nils Holgersson or fax the Notice and the Form to his attention at (408) 731-1893 before midnight, Pacific Time, on January 13, 2006, or if Mosys extends the deadline to exchange options, before the extended expiration of the Offer.

        I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.

        I accept the Offer receive Restricted Common Shares upon surrender of all of my Eligible Options for cancellation as of the date hereof.

Optionee Signature	Date
Name (Please print)	Employee ID
Email Address:

2

QuickLinks

OFFER OF RESTRICTED STOCK UPON SURRENDER FOR CANCELLATION OF OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK GRANTED BEFORE APRIL 19, 2004 HAVING AN EXERCISE PRICE OF $7.42 OR MORE PER SHARE
SUMMARY OF TERMS
THE OFFER
RESTRICTED STOCK AGREEMENT
R E C I T A L S
DESCRIPTION OF SECTION 83(b) ELECTION
ELECTION UNDER SECTION 83(b) OF THE INTERNAL REVENUE CODE OF 1986
Attachment 1
Attachment 2
ASSIGNMENT SEPARATE FROM CERTIFICATE
Attachment 3
NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT
NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT